Exhibit 99.1

DURECT Announces the IND Submission for a Third Abuse-Resistant Opioid Pain Medication based on its ORADUR™ Technology

CUPERTINO, CA, August 27, 2008 /PRNewswire-FirstCall/ — DURECT Corporation (Nasdaq: DRRX) today reported that Pain Therapeutics (Nasdaq: PTIE), its licensee, has submitted an Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) for an abuse-resistant opioid pain drug candidate based on DURECT’s patented ORADUR™ technology. This is the third ORADUR-based opioid drug candidate covered by DURECT’s collaboration with Pain Therapeutics, for which King Pharmaceuticals (NYSE: KG) holds the commercialization rights. Pain Therapeutics and King Pharmaceuticals have stated that they expect to announce shortly the initiation of a clinical study with this new investigational drug candidate.

“We are very pleased with the progress and speed with which Pain Therapeutics and King Pharmaceuticals are developing this series of four opioids licensed from us,” stated James Brown, Chief Executive Officer of DURECT. “This marks another milestone for our ORADUR technology as a versatile platform that provides for the controlled delivery of pharmaceuticals that are commonly abused.”

This new drug candidate is the third ORADUR-based opioid drug to enter development. The first drug candidate, REMOXY® (ORADUR-based oxycodone), submitted a New Drug Application with the FDA on June 10, 2008 and has been granted Priority Review Designation by the FDA. Pain Therapeutics has previously announced positive results from a Phase I clinical trial for a second of these drug candidates. The active pharmaceutical drug in the second and third ORADUR-based opioid drug candidate has not been disclosed.

About ORADUR™ Technology

ORADUR is a proprietary technology designed to transform short-acting oral capsule dosage forms into sustained release oral products, with the added benefit of being less prone to abuse (e.g. by crushing or water extraction) than other controlled release dosage forms on the market today.

Corporate Relationships

In December 2002, DURECT licensed to Pain Therapeutics, Inc. the right to develop and commercialize on a worldwide basis REMOXY and other oral sustained release drug candidates using the ORADUR technology which incorporate four specified opioid compounds. Under the license agreement, DURECT is reimbursed for formulation and other work performed under its agreement with Pain Therapeutics, and will receive additional payments if certain development and regulatory milestones are achieved with respect to the licensed drug candidates. In addition, if commercialized, DURECT will receive royalties for REMOXY and the other licensed drug candidates of between 6.0% to 11.5% of net sales of the drug candidate depending on sales volume as well as a mark-up on DURECT’s supply of key excipients used in the manufacture of the licensed drug candidates. Pain Therapeutics sublicensed the commercialization rights of REMOXY and other licensed drug candidates to King Pharmaceuticals in November 2005.

About DURECT Corporation

DURECT is an emerging specialty pharmaceutical company developing innovative drugs for pain and other chronic diseases, with late-stage development programs including REMOXY®, POSIDUR™, ELADUR™, and TRANSDUR™-Sufentanil. DURECT’s proprietary oral, transdermal and injectable depot delivery technologies enable new indications and superior clinical/commercial attributes such as abuse deterrence, improved convenience, compliance, efficacy and safety for small molecule and biologic drugs. For more information, please visit www.durect.com.

NOTE: POSIDUR™, SABER™, ORADUR™, TRANSDUR™, and ELADUR™ are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners. REMOXY, POSIDUR, ELADUR and TRANSDUR-Sufentanil are drug candidates under development and have not been approved for commercialization by the US Food and Drug Administration or other health authorities.

DURECT Forward-Looking Statement

The statements in this press release regarding REMOXY and the second and third abuse-resistant opioid pain medicines under development with King Pharmaceuticals and Pain Therapeutics, their potential attributes and market potential, development plans and future clinical trials are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s (and that of its third party collaborators) abilities to design, enroll, conduct and complete clinical trials, obtain successful results from such clinical trials, complete the design, development, and manufacturing process development of the product candidate, obtain regulatory and manufacturing approvals from regulatory agencies and manufacture and commercialize the product candidate, as well as marketplace acceptance of the product candidate. Further information regarding these and other risks is included in DURECT’s Form 10-Q dated August 8, 2008 under the heading “Risk Factors.”

SOURCE:

DURECT Corporation

CONTACT:

Matthew J. Hogan, Chief Financial Officer, DURECT Corporation, +1-408-777-4936